                                                                                                                  PRESS RELEASE
                                                            RSH-2008-016
FOR IMMEDIATE RELEASE RSH-2008-016

For further information contact:
Martin O. Moad
Vice President and Controller
(817) 415-2383
investor.relations@radioshack.com

RadioShack Corporation Announces Increased Sales and Operating
Income for the Second Quarter 2008
New $200 million share repurchase program authorized

Fort Worth, Texas, July 24, 2008 – RadioShack Corporation (NYSE: RSH) today announced second quarter 2008 comparable sales increased 6.9% and reported operating income increased 10%.

Net Income

Second quarter 2008 net income was $41.4 million, or $0.32 per diluted share compared to $47.0 million, or $0.34 per diluted share in the prior year.  Second quarter 2007 net income was favorably impacted by a $10.0 million reversal of an income tax contingency reserve.  Second quarter 2008 net income was negatively impacted by $4.3 million related to the one-time charge of the previously announced amendment to its corporate headquarter lease partially offset by the favorable impact of a state sales tax settlement.  After adjusting for these items, proforma earnings per share1 increased from $0.27 in second quarter 2007 to $0.35 in the comparable 2008 period.

Revenue

Second quarter 2008 comparable store sales increased 6.9% versus the second quarter of 2007. The increase in comparable sales was driven by strong initial sales of digital-to-analog TV converter boxes, continued strong performance in GPS devices, increased sales in video gaming, prepaid wireless phones and significant improvement in AT&T post-paid business. The sales of the converter boxes are a result of the transition of full-power television broadcast signals in the United States to digital only, which is currently scheduled to take place in the first quarter 2009. The positive trends in these categories were partially offset by poor performance in the Sprint post-paid business.   Despite an improvement in Sprint’s post-paid business versus prior quarters, it continues to be a significant negative impact to the company’s performance.  But for the Sprint post-paid and related wireless accessory business, comparable store sales in the second quarter would have increased 12.7%.

Total sales in the second quarter of 2008 were up $60 million to $995 million versus total sales of $935 million for the same period last year. The overall sales increase was driven by increases in company owned stores of 7.5%, sales to dealer/franchise outlets of 6.1% and our on-line business which increased 29.8%.  The increases in these channels were partially offset by a 2.7% decrease in our kiosk business.  The decrease in kiosk sales is attributable to significant decreases in our Sprint kiosk business, partially offset by increases in our Sam’s Club kiosks.

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1 See reconciliation of proforma earnings per share (“EPS”) to earnings per share at the end of this release.

“The economic environment continues to be challenging, however, as a credit to our team, we are pleased with our progress as we begin to drive profitable growth,” said Julian Day, Chairman and Chief Executive Officer.  “We continue our focus on opportunities to offer our customers solutions to their needs.  Our improved sales this quarter reflect our success in improving our merchandising, store operations and overall customer experience."

Operating Income

Second quarter 2008 operating income increased 10% to $71.3 million from $64.9 million in the prior year.  After adjusting for the one-time and unusual items related to the headquarters lease amendment and state sales tax settlement, proforma operating income2 for second quarter 2008 was $78.3 million compared to $64.9 million in the prior year, or a 21% improvement.  Operating income increased due to the comparable store sales increase, partially offset by a 110 basis point reduction in gross margin rate and slightly higher SG&A costs. The gross margin rate was impacted by negative mix associated with greater promotional activity, the strong sales results of TV converter boxes and a shift in wireless towards a higher mix of upgrade versus new subscriber business.

Selling, general and administration expenses increased $15 million to $375 million compared to $360 million for the same period last year.  The majority of the increase was due to the one-time, non-cash charge related to the headquarters lease combined with a greater investment in store payroll, with a goal of improving overall customer experience and driving profitable same store sales.

“We are seeing the benefits of our work last year to establish the company financial model allowing additional volume to translate directly into increased earnings for the company. After successfully right-sizing the cost structure, we have increased our focus on top line sales with the goal of improving gross profit dollars.  We will continue to work to improve the mix of sales and gross margin rate in order to maximize our overall profitability," stated Jim Gooch, Executive Vice President and Chief Financial Officer.

Corporate Campus Lease Amendment

As the company announced late last month, RadioShack amended its corporate headquarters lease. Despite the one-time non-cash pre-tax charge of $12.1 million ($7.4 million after-tax), the company anticipates this transaction will save approximately $300 million in rent and occupancy over the remaining length of the original lease.

Cash Position

RadioShack’s cash balance at the end of the second quarter of 2008 was $578 million which was a decrease of $52 million versus June 30, 2007.  The decrease in cash is a result of the company retiring a total of $317 million in debt and equity during the past twelve months.  The net $265 million improvement in cash flow was driven by improved operating performance, more efficient capital spending and a continued focus on balance sheet management.

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2 See reconciliation of proforma operating income to operating income at the end of this release.

Share Repurchase Program

RadioShack announced today that its board of directors has approved a new $200 million share repurchase program.  The new authorization does not have an expiration date and purchases under the authorization are anticipated to be made from time to time.

RadioShack announced that it has filed with the SEC its Form 10-Q for the quarter ended June 30, 2008.

Forward-Looking Statements

This press release contains or may contain forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (“the Act”).  These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environments and company performance.  Factors that could significantly change results include, but are not limited to, sales performance, economic conditions, product demand, expense levels, competitive activity, interest rates, changes in the company’s financial condition, availability of products, the regulatory environment and factors affecting the retail category in general.  Additional information regarding these and other factors is described in the company’s filings with the SEC, including its most recent annual report on Form 10-K and quarterly report on Form 10-Q.

About RadioShack Corporation

RadioShack Corporation (NYSE: RSH) is one of the nation’s most experienced and trusted consumer electronics specialty retailers.  Operating from convenient and comfortable neighborhood and mall locations, RadioShack stores deliver personalized product and service solutions within a few short minutes of where most Americans either live or work.  The company has a presence through almost 6,000 company-operated stores and dealer outlets in the United States and over 700 wireless phone kiosks. RadioShack’s dedicated force of knowledgeable and helpful sales associates has been consistently recognized by several independent groups as providing the best customer service in the consumer electronics and wireless industries.  For more information on RadioShack Corporation, or to purchase items online, visit www.radioshack.com.

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RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income (Unaudited)
(In millions, except per share amounts)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Net sales and operating revenues	$994.9	$934.8	$1,943.9	$1,927.1
Cost of products sold	525.5	483.2	1,024.9	980.2
Gross profit	469.4	451.6	919.0	946.9

Operating expenses:
Selling, general and administrative	375.4	359.8	737.8	753.4
Depreciation and amortization	22.1	26.4	44.5	52.9
Impairment of long-lived assets	0.6	0.5	1.2	1.1
Total operating expenses	398.1	386.7	783.5	807.4

Operating income	71.3	64.9	135.5	139.5

Interest income	3.4	6.0	7.0	12.5
Interest expense	(6.7)	(10.7)	(13.8)	(21.3)
Other loss	(0.6)	(0.1)	(2.1)	(1.1)

Income before income taxes	67.4	60.1	126.6	129.6
Income tax provision	26.0	13.1	46.4	40.1

Net income	$41.4	$47.0	$80.2	$89.5

Net income per share:

Basic	$0.32	$0.34	$0.61	$0.66

Diluted	$0.32	$0.34	$0.61	$0.65

Shares used in computing net income per share:

Basic	131.2	136.7	131.2	136.4

Diluted	131.2	139.0	131.3	138.0

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RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)
(In millions)
	June 30,	December 31,	June 30,
	2008	2007	2007

Assets
Current assets:
Cash and cash equivalents	$577.8	$509.7	$630.4
Accounts and notes receivable, net	191.9	256.0	169.5
Inventories	626.3	705.4	612.3
Other current assets	103.5	95.7	124.6

Total current assets	1,499.5	1,566.8	1,536.8

Property, plant and equipment, net	278.8	317.1	348.8
Other assets, net	117.2	105.7	101.3
Total assets	$1,895.5	$1,989.6	$1,986.9

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term debt, including current maturities of long-term debt	$32.3	$61.2	$192.7
Accounts payable	190.5	257.6	173.6
Accrued expenses and other current liabilities	337.4	393.5	326.1
Income taxes payable	15.5	35.7	6.4

Total current liabilities	575.7	748.0	698.8

Long-term debt, excluding current maturities	349.0	348.2	340.1
Other non-current liabilities	114.2	123.7	136.8

Total liabilities	1,038.9	1,219.9	1,175.7

Stockholders’ equity	856.6	769.7	811.2
Total liabilities and stockholders’ equity	$1,895.5	$1,989.6	$1,986.9

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RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
(In millions)
	Six Months Ended
	June 30,
	2008	2007
Cash flows from operating activities:
Net income	$80.2	$89.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	49.6	58.3
Impairment of long-lived assets and other charges	1.2	1.1
Stock option compensation	5.7	4.9
Net change in liability for unrecognized tax benefits	2.3	(10.0)
Provision for credit losses and bad debts	--	0.2
Deferred income taxes	0.7	0.9
Other Items	9.6	(1.1)
Changes in operating assets and liabilities:
Accounts and notes receivable	63.9	79.3
Inventories	74.4	139.8
Other current assets	(2.8)	(5.5)
Accounts payable, accrued expenses, income taxes payable and other	(163.7)	(203.2)
Net cash provided by operating activities	121.1	154.2

Cash flows from investing activities:
Additions to property, plant and equipment	(25.4)	(21.9)
Proceeds from sale of property, plant and equipment	0.3	1.3
Other investing activities	1.0	1.8
Net cash used in investing activities	(24.1)	(18.8)

Cash flows from financing activities:
Purchases of treasury stock	--	(46.5)
Proceeds from exercise of stock options	--	77.1
Changes in short-term borrowings and outstanding checks in excess of cash balances, net	(23.9)	(7.6)
Reductions of long-term borrowings	(5.0)	--
Net cash (used in) provided by financing activities	(28.9)	23.0

Net increase in cash and cash equivalents	68.1	158.4
Cash and cash equivalents, beginning of period	509.7	472.0
Cash and cash equivalents, end of period	$577.8	$630.4

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RADIOSHACK CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited)

Net Income	Three Months Ended		Three Months Ended
	June 30, 2008		June 30, 2007
	$ mill	EPS	$ mill	EPS

Net Income-Reported	$41.4	$0.32	$47.0	$0.34
Add back:
Campus lease amendment charge	7.4	0.05	-	-
Deduct:
Favorable sales tax settlement	(3.1)	(0.02)	-	-
Income tax reserve credit	-	-	(10.0)	(0.07)
Net Income-Proforma	$45.7	$0.35	$37.0	$0.27

Operating Income	Three Months Ended
	June 30,
	2008	2007

Operating Income-Reported	$71.3	$64.9
Add back:
Campus lease amendment charge	12.1	-
Deduct:
Favorable sales tax settlement	(5.1)	-
Operating Income-Proforma	$78.3	$64.9

Management believes Net Income-Proforma and Operating Income-Proforma, non-GAAP financial measures, to be a relevant indicator of RadioShack's operating performance without one time and unusual events which could mask its performance for the period shown when compared with the prior year.  These proforma amounts above should not be used by investors or others as the sole basis for formulating decisions or as a substitute for measures prepared in accordance with GAAP as it excludes a number of important items.  Management also compensates for limitations in these proformas by using GAAP financial measures in managing RadioShack.

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